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                                                                   EXHIBIT 21


                        SUBSIDIARIES OF BLAIR CORPORATION

Blair Holdings Incorporated (a Delaware corporation); Blair Factoring Company (a Delaware corporation); Blair Payroll LLC (a Delaware limited liability company); Blair Credit Services Corp. (a Delaware corporation); Blair International Holding, Inc. (a Delaware corporation); Blair International Limited (a Hong Kong corporation); Blair International Singapore Pte. Ltd. (a Singapore corporation); JLB Service Bank (a Delaware corporation); Allegheny Trail Corporation (a Delaware corporation).